The Horizon Active Asset Allocation Fund, Horizon Active Risk Assist
Fund and Horizon Active Income Fund ("Fund" or "Funds"), each a separate series of Horizon Funds (the "Trust"), became effective on
January 29, 2016 and each is a successor in interest to a fund of the same name that was a separate series of another investment company
(AdvisorOne Funds) (each, a "Predecessor Fund") pursuant to the
Agreement and Plan of Reorganization and Termination dated
February 5, 2016. Each Predecessor Fund had the same name and substantially similar investment objectives as the corresponding
Fund, and all of the Predecessor Funds were advised by Horizon
Investments, LLC. The Board of Directors of the Company approved the Agreement and Plan of Reorganization on September 22, 2015.  On
January 22, 2016, the shareholders of each Predecessor Fund approved its reorganization into the corresponding Fund and effective as of the close of business on February 5, 2016, the assets and liabilities of each Predecessor Fund were transferred to the Trust in exchange for Class N shares of the applicable Fund.

The Agreement and Plan of Reorganization and Termination is
available on the SEC's website under form DEF 14A which was
filed on November 23, 2015 for the Predecessor Funds.